Exhibit 2.2

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

ROCKY MOUNTAIN PIPELINE SYSTEM LLC

and

HEP SLC, LLC

dated as of

August 7, 2017

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9. CONDITIONS TO THE CLOSING		23

(a)	Conditions to Seller’s Obligations	23

(b)	Conditions to Buyer’s Obligations	24

10. TERMINATION		25

(a)	Termination Rights	25

(b)	Effect of Termination	26

11. INDEMNIFICATION		26

(a)	Buyer’s Indemnification	26

(b)	Seller’s Indemnification	26

(c)	Exclusive Remedy	27

(d)	Procedures Relating to Indemnification Between Buyer and Seller	28

(e)	Procedures Relating to Indemnification for Third Party Claims	28

(f)	Losses Net of Insurance	29

(g)	Tax Treatment of Indemnity Payments	30

(h)	Attorneys’ Fees	30

(i)	Survival	30

(j)	Monetary Limitation	30

(k)	Limitation of Liability	31

(l)	Mitigation	31

12. TAX MATTERS		31

(a)	Transfer Taxes	31

(b)	Tax Returns	31

(c)	Allocation of Straddle Period Taxes	32

(d)	Refunds and Carrybacks	32

(e)	Cooperation and Exchange of Information	33

(f)	Tax Contests	33

(g)	No Tax Classification Election	33

(h)	Amended Tax Returns	34

(i)	U.S. Federal Income Tax Treatment	34

(j)	Conflict	34

13. FURTHER ASSURANCES		34

14. PARENT GUARANTEES		34

15. NOTICES		34

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16.	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	35

17.	SPECIFIC PERFORMANCE	35

18.	PUBLICITY	35

19.	ENTIRE AGREEMENT	36

20.	ASSIGNMENT	36

21.	AMENDMENT AND WAIVER	36

22.	EXPENSES	36

23.	HEADINGS	36

24.	COUNTERPARTS	36

25.	INTERPRETATION	37

26.	SCHEDULES	37

27.	REPRESENTATION BY COUNSEL; INTERPRETATION	38

28.	SEVERABILITY	38

29.	NO THIRD PARTY BENEFICIARIES	38

30.	QUALIFICATION	38

31.	CERTAIN TAX-RELATED DISCLOSURES	38

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DISCLOSURE SCHEDULES

Schedule 4(b)(iii)	Ownership of the Purchased Interest
Schedule 4(c)(ii)	Capitalization of SLC
Schedule 4(c)(iii)	Assets
Schedule 4(c)(iii)(B)	Operator Assets
Schedule 4(c)(vi)	Proceedings
Schedule 4(c)(vii)	Compliance with Laws and Permits
Schedule 4(c)(viii)	Environmental Matters
Schedule 4(c)(x)	Taxes
Schedule 4(c)(xii)	Material Contracts
Schedule 4(c)(xiii)	Easements
Schedule 8(a)(i)(2)	Inactive Lines
Schedule 8(a)(i)(3)	Additional Assets
Schedule 8(c)(vii)(1)	Available Employees

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Buyer Parent Guarantee
Exhibit C	Form of Seller Parent Guarantee
Exhibit D	Sample Calculation of Closing Net Working Capital
Exhibit E	Form of Assignment
Exhibit F	Form of Termination Agreement
Exhibit G	Form of Transition Services Agreement

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INDEX OF DEFINED TERMS

DEFINED TERM	SECTION
1933 Act	Section 5(g)
Additional Assets	Section 8(a)(i)(3)
Agreement	Preamble
Assignment	Section 3(b)(iii)
Available Employee	Section 8(c)(vii)(1)
Base Purchase Price	Section 2(b)(i)
Buyer	Preamble
Buyer Indemnified Parties	Section 11(b)
Buyer Parent Guarantee	Section 14
Buyer Purchase Price Allocation	Section 2(d)(i)
Casualty Loss	Section 8(c)(iv)
Closing	Section 3(a)
Closing Balance Sheet	Section 2(c)(i)
Closing Date	Section 3(a)
Current Balance Sheet	Section 4(c)(v)(1)
Current Financial Statements	Section 4(c)(v)(1)
Disclosure Schedules	Section 4(a)
Dispute Notice	Section 2(c)(ii)
Downward Working Capital Adjustment	Section 2(c)(iv)
Final Closing Net Working Capital	Section 2(c)(iii)
Final Purchase Price	Section 2(c)(v)
Final Working Capital Adjustment	Section 2(c)(iv)
Inactive Line Easements	Section 8(a)(i)(2)
Inactive Lines	Section 8(a)(i)(2)
Indemnification Notice	Section 11(d)
Indemnified Party	Section 11(d)
Indemnifying Party	Section 11(d)
Mini-Basket	Section 11(j)
Outside Date	Section 10(a)(v)
Parties	Preamble
Party	Preamble
Permits	Section 4(c)(viii)
Preliminary Closing Statement	Section 2(c)(i)
Property Taxes	Section 12(c)(i)
Purchase Price Allocation	Section 2(d)(i)
Purchase Price Allocation Dispute Notice	Section 2(d)(ii)
Purchased Interest	Recitals
Representatives	Section 7(a)
Restricted Additional Asset	Section 8(c)(vi)(2)
Restricted Subsidiary Asset	Section 8(c)(vi)(2)
Seller	Preamble
Seller Parent Guarantee	Section 14
SLC	Recitals

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SLC Information	Section 7(b)
SLC Subsidiary	Section 8(a)(i)(2)
Subsidiary Assets	Section 8(a)(i)(2)
Tax Contest	Section 12(f)
Termination Agreement	Section 3(b)(vi)
Third Party Claim	Section 11(e)(i)
Threshold	Section 11(j)
Transfer Taxes	Section 12
Transition Services Agreement	Section 3(b)(vii)
Treasury Regulations	Section 2(d)(i)
Upward Working Capital Adjustment	Section 2(c)(iv)

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2017, by and between Rocky Mountain Pipeline System LLC, a Texas limited liability company (“Seller”) and HEP SLC, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are hereinafter sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns a 75% limited liability company interest (the “Purchased Interest”) in SLC Pipeline LLC, a Delaware limited liability company (“SLC”), and Buyer owns a 25% limited liability company interest in SLC;

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, the Purchased Interest, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Exhibit A.

2. PURCHASE AND SALE OF THE PURCHASED INTEREST.

(a) Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase and acquire from Seller, effective as of the Closing, all of Seller’s right, title and interest in and to the Purchased Interest, free and clear of all liens or other encumbrances (other than restrictions on transfer arising under applicable federal, state or foreign securities laws or under the LLC Agreement, including Article 9 of the LLC Agreement, which the Parties acknowledge has been waived in connection with the transactions contemplated by this Agreement).

(b) Purchase Price; Payment of Purchase Price.

(i) The total purchase price to be paid by Buyer to Seller in consideration for the Purchased Interest shall be One Hundred and Ninety Million ($190,000,000) (the “Base Purchase Price”), subject to adjustment pursuant to Section 2(c).

(ii) On the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the Base Purchase Price, plus Seller’s HSR Expenses.

(c) Post-Closing Adjustment.

(i) Within one hundred twenty (120) days following the Closing Date, Seller shall deliver or cause to be delivered to Buyer a statement (the “Preliminary Closing Statement”) setting forth Seller’s calculation of Closing Net Working Capital based on an unaudited balance sheet of SLC as of the Closing Date prepared in accordance with the Accounting Principles (the “Closing Balance Sheet”).

(ii) Buyer shall have sixty (60) days following receipt of the Preliminary Closing Statement to review the Closing Balance Sheet and Seller’s calculation of Closing Net Working Capital and to notify Seller in writing if Buyer disputes the amount of the Closing Net Working Capital set forth on the Preliminary Closing Statement (a “Dispute Notice”), specifying the reasons therefor in reasonable detail. Seller shall, and shall cause its Representatives, Operator and Operator’s Representatives, as applicable, including any accounting firm engaged by Seller and/or Operator, to provide Buyer and its Representatives with access to the books and records and other supporting data or information of Seller, its Representatives, Operator or Operator’s Representatives, as applicable, in connection with Buyer’s review of the Closing Balance Sheet or the calculation of Closing Net Working Capital set forth in the Preliminary Closing Statement or the resolution of any dispute with respect thereto, and shall cause the employees of Seller, its Representative, Operator or Operator’s Representatives, as applicable, to cooperate with Buyer and its Representatives in connection therewith.

(iii) If Buyer delivers a Dispute Notice to Seller within the sixty-day time period referenced in Section 2(c)(ii) above, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable, and, upon such resolution, if any, any adjustments to the calculation of Closing Net Working Capital set forth in the Preliminary Closing Statement shall be made in accordance with the agreement of Buyer and Seller. If Buyer and Seller are unable to resolve any such dispute within fifteen (15) days of Buyer’s delivery of the Dispute Notice (or such longer period as Buyer and Seller may mutually agree in writing), such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the Parties. The Independent Accounting Firm shall consider only those items and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above. In making such determination, the Independent Accounting Firm may rely only upon information submitted to it by Buyer and Seller. The Independent Accounting Firm shall be instructed to use commercially reasonable efforts to deliver to Buyer and Seller a written report setting forth the resolution of each disputed matter within thirty (30) days of submission to it of the Preliminary Closing Statement and the calculation of Closing Net Working Capital set forth therein and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2(c)(iii) shall be shared equally by Buyer and Seller. For purposes of resolving any such dispute, each Party (and its Representatives) shall provide the other Party and, once engaged for purposes of resolving such dispute, the Independent Accounting Firm with reasonable access during normal business hours to all records and information in such Party’s possession or control related to the calculation of Closing Net Working Capital. The “Final Closing Net Working Capital” shall be (A) if no Dispute Notice has been timely delivered by Buyer, the calculation of Closing Net Working Capital set forth in the Preliminary Closing Statement as originally submitted by Seller, or (B) if a Dispute Notice has been timely delivered by Buyer, the calculation of Closing Net Working Capital set forth in the Preliminary Closing Statement as adjusted to take into account the resolution of such dispute in accordance with this Section 2(c)(iii).

(iv) The “Final Working Capital Adjustment” shall equal (A) if the Final Closing Net Working Capital is a positive number, an amount equal to 75% of such number (any such amount, an “Upward Working Capital Adjustment”), or (B) if the Final Closing Net Working Capital is a negative number, an amount equal to 75% of such number (any such amount, a “Downward Working Capital Adjustment”).

(v) The “Final Purchase Price” shall equal (A) the Base Purchase Price, (B) (1) plus any Upward Working Capital Adjustment or (2) minus any Downward Working Capital Adjustment.

(vi) If the Final Working Capital Adjustment is (A) an Upward Working Capital Adjustment, then Buyer shall pay to Seller an amount equal to the amount of the Upward Working Capital Adjustment, or (B) a Downward Working Capital Adjustment, then Seller shall pay to Buyer an amount equal to the amount of the Downward Working Capital Adjustment. Any payments required to be made by Buyer or Seller pursuant to this Section 2(c)(vi) shall be delivered within five (5) business days after the determination of the Final Closing Net Working Capital pursuant to Section 2(c)(iii), by wire transfer of immediately available funds, without deduction, set-off, counterclaim or withholding, together with interest thereon from the Closing Date to the date of payment at the U.S. dollar prime rate per annum of Citibank, N.A. in effect on the Closing Date. Such interest shall be calculated based on a year of three hundred sixty-five (365) days and the number of days elapsed since the Closing Date.

(d) Allocation of Purchase Price.

(i) In connection with the execution of this Agreement, Seller and Buyer agree to allocate the Base Purchase Price, as adjusted hereunder, among the assets of SLC (the “Purchase Price Allocation”), for U.S. federal and applicable state income Tax purposes in a manner consistent with Section 755 and Section 1060 of the Code and the regulations promulgated thereunder (the “Treasury Regulations”), based upon the fair market values of such assets. Consistent with the foregoing, within sixty (60) days after the Closing Date, Buyer shall deliver or cause to be delivered a single statement setting forth Buyer’s proposed Purchase Price Allocation consistent with Section 755 and Section 1060 of the Code (the “Buyer Purchase Price Allocation”).

(ii) Seller shall have thirty (30) days following receipt of the Buyer Purchase Price Allocation to review the allocation and to notify Buyer in writing if Seller disputes the allocation (a “Purchase Price Allocation Dispute Notice”), specifying the reasons therefor in reasonable detail.

(iii) If Seller delivers a Purchase Price Allocation Dispute Notice within the fifteen-day time period referenced in Section 2(d)(ii), Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable, and, upon such resolution, if any, any adjustments to the Purchase Price Allocation shall be made in accordance with the agreement of Buyer and Seller. If Buyer and Seller are unable to resolve any such dispute within fifteen (15) days of Seller’s delivery of the Purchase Price Allocation Dispute Notice (or such longer period as Buyer and Seller may mutually agree in writing), such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the Parties. The Independent Accounting Firm shall consider only those items and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above. In making such determination, the Independent Accounting Firm may rely only upon information submitted to it by Buyer and Seller. The Independent Accounting Firm shall be instructed to use commercially reasonable efforts to deliver to Buyer and Seller a written report setting forth the resolution of each disputed matter within thirty (30) days of submission to it of the Buyer Purchase Price Allocation and the Purchase Price Allocation Dispute Notice and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2(d)(iii) shall be shared equally by Buyer and Seller. For purposes of resolving any such dispute, each Party (and its Representatives) shall provide the other Party and, once engaged for purposes of resolving such dispute, the Independent Accounting Firm with reasonable access during normal business hours to all records and information in such Party’s possession or control related to the calculation of the Purchase Price Allocation. The final Purchase Price Allocation shall be (A) if no Purchase Price Allocation Dispute Notice has been timely delivered by Seller, the Buyer Purchase Price Allocation as originally submitted by Buyer, or (B) if a Purchase Price Allocation Dispute Notice has been timely delivered by Seller, the calculation of the Purchase Price Allocation as adjusted to take into account the resolution of such dispute in accordance with this Section 2(d)(iii).

(iv) After all disputes have been resolved or agreement has been made with respect to the Purchase Price Allocation, each of Seller and Buyer agrees to file all federal, state, local and foreign Tax Returns with respect to the assets of SLC, in accordance with any such agreed allocation as adjusted as provided herein. Each of Seller and Buyer shall report the transactions contemplated by this Agreement for federal Tax and all other income Tax purposes in a manner consistent with such allocation, including Internal Revenue Service Form 8594, any statements required under Treasury Regulations Section 1.751-1(a)(3) and any allocation required under Section 755 of the Code, as applicable, and pursuant to this Section 2(d). Seller and Buyer shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocation determined pursuant to this Section 2(d). Seller and Buyer shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocation unless required to do so by a final determination as defined in Section 1313 of the Code; provided, however, that neither Buyer nor Seller shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Purchase Price Allocation. Notwithstanding any other provision of this Agreement, this Section 2(d) shall survive the Closing Date indefinitely.

3. CLOSING.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the last business day of the month in which the closing conditions set forth in Section 9 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction and waiver of such conditions) have been satisfied or waived at the offices of Seller, at 333 Clay Street, Suite 1600, Houston, Texas, or such other place as the Parties shall agree in writing (the date on which the Closing occurs is the “Closing Date”).

(b) Deliveries to Buyer at Closing. On the Closing Date, Seller shall deliver to Buyer the following:

(i) a copy of the resolution(s) adopted by the Board of Directors of the sole member of Seller, certified by the Secretary or Assistant Secretary of the sole member of Seller, authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of Seller in connection herewith;

(ii) a current certificate of Seller’s good standing in Texas;

(iii) an Assignment of Limited Liability Company Interest, substantially in the form of Exhibit E to this Agreement (the “Assignment”), duly executed by an authorized officer of Seller;

(iv) a resignation of each (i) officer of SLC and (ii) Manager or alternate then-serving on the Board (as defined in the LLC Agreement) and in each case designated by Seller;

(v) a certificate from Seller conforming to the requirements of Treasury Regulations section 1.1445-2(b)(2), certifying that Plains All American Pipeline, L.P. is not a “foreign person” within the meaning of Section 1445 of the Code, dated as of the Closing Date and in form and substance in accordance with Treasury Regulations section 1.1445-2(b)(2)(iv);

(vi) a Termination Agreement, substantially in the form of Exhibit F to this Agreement (the “Termination Agreement”), duly executed by an authorized officer of Operator;

(vii) a Transition Services Agreement, substantially in the form of Exhibit G to this Agreement (the “Transition Services Agreement”), duly executed by an authorized officer of Operator; and

(viii) an officer’s certificate, as described in Section 9(b)(vi).

(c) Deliveries to Seller by Buyer at Closing. On the Closing Date, Buyer shall deliver to Seller the following:

(i) the Base Purchase Price in accordance with Section 2(b)(ii);

(ii) a copy of the resolution(s) adopted by the Board of Managers of Buyer, certified by the Secretary or Assistant Secretary of Buyer, authorizing the transactions contemplated by this Agreement and authorizing specified individuals to act on behalf of Buyer in connection herewith;

(iii) a current certificate of Buyer’s good standing in the state of its formation;

(iv) the Assignment, duly executed by an authorized officer of Buyer;

(v) the Termination Agreement, duly executed by an authorized officer of SLC;

(vi) the Transition Services Agreement, duly executed by an authorized officer of SLC; and

(vii) an officer’s certificate, as described in Section 9(a)(v).

(d) Unless otherwise expressly provided for herein, all actions related to the Closing shall be deemed to have occurred at 11:59 p.m., Central Time, on the Closing Date.

4. SELLER’S REPRESENTATIONS AND WARRANTIES.

(a) Representations and Warranties with respect to Seller. Subject to the exceptions, disclaimers and other matters set forth in this Agreement and the matters set forth on the disclosure schedules delivered by Seller under this Agreement (the “Disclosure Schedules”), Seller represents and warrants to Buyer, as follows:

(i) Organization and Good Standing. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas.

(ii) Authority and Enforceability. Seller has all requisite limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby have been duly authorized by Seller, and this Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller. This Agreement and the Ancillary Agreements to which Seller is a party constitute valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws.

(iii) Consents. Except as set forth in the LLC Agreement and as required under the HSR Act, no consent or approval of or by, or filing with or notice to any other Person is required with respect to Seller in connection with the execution, delivery or enforceability of this Agreement and the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not result in a material liability of SLC or would not reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Seller is a party.

(iv) No Breach. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party by Seller and the consummation of the transactions contemplated hereby or thereby by Seller and the compliance by Seller with any of the provisions hereof or thereof does not and will not (A) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon the Purchased Interest under any of the terms, conditions or provisions of the certificate of formation, operating agreement and other governing documents of Seller or the LLC Agreement (except for Article 9 of the LLC Agreement) or under any material agreement, instrument or obligation to which Seller is a party, or by which the Purchased Interest or the SLC Pipeline is otherwise bound, or (B) violate any order, injunction, judgment, decree or award, federal, state, local or foreign law, ordinance, statute, rule or regulation applicable to Seller.

(v) Brokers. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement or the transactions contemplated hereby.

(vi) Proceedings. There is no action, litigation, arbitration or other proceeding, at law or in equity, before any governmental authority pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates or to which Seller or any of its Affiliates is otherwise subject (A) relating to this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, or (B) that would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Representations and Warranties regarding the Purchased Interest. Subject to the exceptions, disclaimers and other matters set forth in this Agreement and the matters set forth on the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

(i) Seller holds of record and owns beneficially the Purchased Interest. The Purchased Interest was duly and validly issued, fully paid and nonassessable (to the extent such concepts apply to a Delaware limited liability company).

(ii) The sale and delivery of the Purchased Interest to Buyer pursuant to this Agreement and the Assignment will vest in Buyer all of Seller’s right, title and interest in the Purchased Interest, free and clear of all liens or other encumbrances (other than restrictions on transfer arising under applicable federal, state or foreign securities laws or under the LLC Agreement, including Article 9 of the LLC Agreement).

(iii) Except as set forth in Schedule 4(b)(iii) of the Disclosure Schedules and other than the LLC Agreement, Seller is not party to any option, warrant, purchase right or other contract or commitment that could require it to sell, transfer or otherwise dispose of the Purchased Interest, and Seller does not hold of record, or own beneficially, any other equity interests in SLC other than the Purchased Interest.

(iv) Seller is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Purchased Interest.

(c) Representations and Warranties with respect to SLC. Subject to the exceptions, disclaimers and other matters set forth in this Agreement and the matters set forth on the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

(i) Organization and Good Standing. SLC is a limited liability company organized and in good standing under the laws of the State of Delaware and, to the Knowledge of Seller, has all requisite limited liability company authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(ii) Capitalization of SLC. The Purchased Interest represents a 75% limited liability company interest in SLC. Except as set forth in Schedule 4(c)(ii) of the Disclosure Schedules, SLC does not own, of record or beneficially, any equity interest of any other Person.

(iii) Assets. Except as set forth in Schedule 4(c)(iii) of the Disclosure Schedules and excluding (A) the Easements, which are solely addressed in Section 4(c)(xiii), and (B) the assets of Operator provided pursuant to the Operating Agreement that are necessary to operate the SLC Pipeline and that are set forth in Schedule 4(c)(iii)(B) of the Disclosure Schedules or, if not set forth on Schedule 4(c)(iii)(B) of the Disclosure Schedules, are readily available in the marketplace at a cost that is not material to the business of SLC, individually or in the aggregate, (1) to Seller’s Knowledge, SLC does not own or otherwise hold any material assets of any kind unrelated to the ownership and operation of the SLC Pipeline and (2) following the consummation of the transactions described in Section 8(a)(i)(3), SLC will possess or otherwise have the right to use all assets (whether real, personal or mixed and whether tangible or intangible) necessary to permit SLC to operate the SLC Pipeline in accordance with the past practices of SLC in the past twelve (12) months.

(iv) No Employees or Benefit Plans. SLC does not have and has not, during the past three (3) years, had any employees on its payroll or maintained or participated in any Benefit Plans.

(v) Financial Statements.

(1) Seller has made available to Buyer a true and complete copy of the May 31, 2017 interim unaudited balance sheet (the “Current Balance Sheet”) and related statements of operations, changes in partners’ capital, and cash flow for SLC (collectively, the “Current Financial Statements”).

(2) The Current Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (B) present fairly in all material respects the financial condition of SLC as of such dates and the results of operations of SLC for such periods and (3) are consistent with the books and records of SLC; provided, however, that the Current Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items that are customarily excluded from interim financial statements prepared in accordance with GAAP.

(3) SLC and, as of the Closing, SLC Subsidiary, has no liabilities required by GAAP to be reflected in a consolidated balance sheet, other than (A) liabilities that were incurred since the date of the Current Balance Sheet in the ordinary course of business, (B) liabilities that, in the aggregate, are not material to SLC and (C) as reflected or reserved against or otherwise disclosed in the Current Financial Statements.

(4) Since the date of the Current Balance Sheet, Seller has not authorized or incurred any Indebtedness on behalf of SLC, and there is no Indebtedness outstanding at SLC.

(vi) Proceedings. To Seller’s Knowledge, except as set forth on Schedule 4(c)(vi) of the Disclosure Schedules, there is no material action, litigation, arbitration or other proceeding, at law or in equity, before any governmental authority pending or threatened against (A) SLC or any of its properties or to which SLC is otherwise a party or (B) as of the Closing, SLC Subsidiary or any of its properties or to which SLC Subsidiary is otherwise a party. To Seller’s Knowledge, neither SLC nor, as of the Closing, SLC Subsidiary is subject to any order or unsatisfied judgment from any governmental authority.

(vii) Compliance with Laws and Permits. To Seller’s Knowledge, (A) for the last three (3) years, SLC or Seller (with respect to the Subsidiary Assets) has complied in all material respects with all material laws applicable to SLC or the Subsidiary Assets, as applicable, and (B) SLC has all material permits, licenses or similar authorizations required pursuant to applicable law (“Permits”) that are necessary to conduct its business and own and operate its assets and is in material compliance with such Permits. Except as set forth in Schedule 4(c)(vii) of the Disclosure Schedules, to Seller’s Knowledge, the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements will not cancel, suspend, terminate or otherwise require modification of any material Permit.

(viii) Environmental Matters. To Seller’s Knowledge and except as set forth in Schedule 4(c)(viii) of the Disclosure Schedules:

(1) for the last three (3) years, SLC or Seller (with respect to the Subsidiary Assets) has not violated, in any material respect, and has not received any notice of violation by SLC or Seller (with respect to the Subsidiary Assets) of, any applicable Environmental Laws;

(2) there has been no written environmental investigation, study or audit conducted for the last three (3) years by, and in the possession of, Seller, SLC or Operator related to the SLC Pipeline, the Subsidiary Assets or any other property currently owned or leased by SLC or Seller (with respect to the Subsidiary Assets) which has not been delivered or made available to Buyer;

(3) for the last three (3) years, there have been no material releases of any hazardous materials from the SLC Pipeline, the Subsidiary Assets or any other property owned or leased by SLC for which SLC would be liable; and

(4) there is no ongoing remediation at, on or under the SLC Pipeline, the Subsidiary Assets or any other properties or assets owned or leased by SLC.

(ix) Affiliate Contracts or Liabilities. Except for the Operating Agreement, there are no contracts existing by and between SLC, on the one hand, and Seller, Operator or any of their respective Affiliates, on the other hand, material to or related to the ownership or operation of SLC’s assets or business.

(x) Taxes. Except as set forth in Schedule 4(c)(x) of the Disclosure Schedules:

(1) All Tax Returns required by law to be filed by or with respect to SLC and the Subsidiary Assets have been timely filed, and all such Tax Returns are correct and complete in all material respects.

(2) All Taxes due and owing by or with respect to SLC and the Subsidiary Assets (whether or not shown on any Tax Return) have been timely paid.

(3) Since January 1, 2016, SLC has not (A) made or revoked any material election in respect of Taxes, (B) changed any accounting method in respect of Taxes, (C) filed any amendment to a Tax Return that will increase the liability for Taxes of SLC after the Closing Date, (D) incurred any liability for Taxes other than in the ordinary course of business, (E) settled any claim or assessment in respect of Taxes, (F) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any governmental authority or (G) surrendered any right to claim a refund of Taxes.

(4) No claim has been made by any governmental authority in any jurisdiction where SLC does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(5) Other than liens for Taxes not yet due and payable, (A) there are no liens for unpaid Taxes on any of the properties or assets of SLC or, as of the Closing, SLC Subsidiary, and (B) no claim for unpaid Taxes has been made in writing by any governmental authority that could give rise to any such lien.

(6) Except for the LLC Agreement and the Operating Agreement, SLC is not a party to any Tax allocation agreement, Tax sharing agreement or other similar agreement or arrangement relating to any Tax matters.

(7) (A) There is no action, suit, investigation, proceeding, audit or claim commenced, ongoing or pending with respect to any Taxes of or with respect to SLC or for which SLC may be liable, and (B) SLC has not received from any governmental authority any written notice indicating an intent to open an audit or other review pertaining to Taxes of or with respect SLC.

(8) (A) SLC has withheld or collected and paid over to the appropriate governmental authority all Taxes required by law to be withheld or collected, including withholding of employment Taxes and Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign Tax laws, and (B) SLC has properly received and maintained any and all certificates, forms and other documents required by law for any exemption from withholding and remitting any such Taxes.

(9) SLC will not be required to include any item of income in, or exclude any item of deduction from, any taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing Date, (C) installment sale or open transaction disposition made prior to the Closing Date, (D) prepaid amount received prior to the Closing Date or (E) an election under Section 108(i) of the Code made prior to the Closing Date.

(10) Other than the Seller Consolidated Group of which Plains All American Pipeline, L.P. is the common parent for Texas franchise tax purposes, SLC has not been a member of a Consolidated Group for purposes of filing any Tax Return. SLC has no nexus in Texas and has no separate Texas franchise tax liability to such Seller Consolidated Group of which Plains All American Pipeline, L.P. is the common parent for Texas franchise tax purposes.

(11) SLC has not entered into an agreement or waiver extending any statute of limitations with respect to Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax law.

(12) (A) SLC has been at all times since its formation, and at the time immediately prior to the Closing will be, classified as a partnership for U.S. federal income tax purposes (and state, local and foreign income Tax purposes where applicable), and (B) no election has been filed by SLC or Seller to change SLC’s classification as a partnership for U.S. federal income tax purposes (and state, local and foreign income Tax purposes where applicable).

(13) Upon formation, and at the time immediately prior to Closing, (A) SLC Subsidiary will be, classified as an entity that is disregarded from SLC for U.S. federal income tax purposes (and state, local and foreign income Tax purposes where applicable), and (B) no election will have been filed by Seller, SLC or SLC Subsidiary to change SLC Subsidiary’s classification as an entity that is disregarded from SLC for U.S. federal income tax purposes (and state, local and foreign income Tax purposes where applicable).

(xi) Absences of Change. To Seller’s Knowledge, since the date of the Current Balance Sheet, (1) there has not occurred any change in the business of or the operation of the SLC Pipeline that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (2) SLC’s business has been conducted in the ordinary course.

(xii) Material Contracts. To Seller’s Knowledge, Schedule 4(c)(xii) of the Disclosure Schedules set forth, as of the date hereof, a true and complete list of contracts to which SLC is a party which involved payments by or to SLC of greater than $500,000 in the twelve-month period ending December 31, 2016.

(xiii) Easements. To Seller’s Knowledge, except as set forth on Schedule 4(c)(xiii) of the Disclosure Schedules (A) following the consummation of the transactions described in Section 8(a)(i)(3), SLC will have Easements covering the entire and continuous length of the SLC Pipeline and (B) the entirety of the personal property constituting the SLC Pipeline is located within the boundaries of such Easements, except in each case as would not, individually or in the aggregate, reasonably be expected to impair the value, ownership or operation of the applicable portion of the SLC Pipeline. To Seller’s Knowledge, (1) for the last three (3) years, none of SLC, Seller or any Affiliate of Seller has received any written notice of a claim adversely affecting, or relating to the absence or invalidity of, an Easement underlying the SLC Pipeline that remains outstanding and (2) Seller has provided Buyer with copies of all instruments in SLC’s, Seller’s or Seller’s Affiliates’ possession granting SLC rights in and to the Easements.

(xiv) Brokers. SLC has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement or the transactions contemplated hereby.

(xv) Inactive Lines. To Seller’s Knowledge, (1) for the last three (3) years, none of SLC, Seller or any Affiliate of Seller has received any written notice of a claim adversely affecting, or relating to the absence or invalidity of, an Inactive Line Easement that remains outstanding and (2) prior to the Closing, Seller will have provided Buyer with copies of all instruments in SLC’s, Seller’s or Seller’s Affiliates’ possession granting Seller rights in and to the Inactive Line Easements.

5. BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents and warrants to Seller as follows:

(a) Organization and Good Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority and Enforceability. Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby have been duly authorized by Buyer, and this Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed by Buyer. This Agreement and each of the other documents and instruments to be executed and delivered by Buyer at the Closing in connection herewith (including the Assignment) constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws.

(c) Consents. Except as required under the HSR Act, no consent, approval of or by, or filing with or notice to any other Person is required with respect to Buyer in connection with the execution, delivery or enforceability of this Agreement or the Ancillary Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not, individually or in the aggregate, reasonably be expected to prohibit or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party.

(d) No Breach. Neither the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby nor the compliance by Buyer with the provisions hereof will (i) violate or conflict with, or result in a breach of, any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, under any of the terms, conditions or provisions of the certificate of formation, operating agreement and other governing documents of Buyer or under any material contract to which Buyer is a party or by which any of its properties may be bound, or (ii) violate or conflict with, or result in a breach of, any order, injunction, judgment, decree or award, federal, state, local or foreign law, ordinance, statute, rule or regulation applicable to Buyer.

(e) Proceedings. There is no action, litigation, arbitration or other proceeding, at law or in equity, before any governmental authority pending or, to Buyer’s Knowledge, threatened against Buyer or to which Buyer is otherwise subject (i) relating to this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) that would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(f) Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement or the transactions contemplated hereby.

(g) Investment. The Purchased Interest is being acquired for investment only and not with a view to any public distribution thereof. Buyer acknowledges that the Purchased Interest has not been registered under any federal or state securities or “blue sky” laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “1933 Act”), and any comparable applicable state or foreign law, except pursuant to an exemption from such registration available under the 1933 Act (and such comparable state or foreign law). Buyer is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D of the 1933 Act).

6. DISCLAIMERS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CERTIFICATES DELIVERED PURSUANT TO SECTION 9(a)(v) OR SECTION 9(b)(vi):

(a) NEITHER SELLER NOR ANY OTHER MEMBER OF THE SELLER GROUP MAKES, AND BUYER HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO ITSELF, SLC OR THE PURCHASED INTERESTS, OR ANY PORTION THEREOF, INCLUDING THE SLC PIPELINE, AND SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ORDINARY PURPOSE OR ANY REPRESENTATION OR WARRANTY AS TO VALUE;

(b) NEITHER SELLER NOR ANY OTHER MEMBER OF THE SELLER GROUP MAKES, AND BUYER HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (I) THE CONDITION OR MERCHANTABILITY OF THE PURCHASED INTEREST OR ANY PORTION THEREOF, INCLUDING THE SLC PIPELINE, (II) THE FITNESS OF ANY ASSETS OF THE SLC PIPELINE FOR ANY PURPOSE OR (III) THE COMPLETENESS OR CONTIGUITY OF ALL NECESSARY PIPELINE RIGHTS-OF-WAY, PERMITS, LICENSES AND OTHER PROPERTY RIGHTS OF SLC, AND SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP EXPRESSLY DISCLAIM ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE;

(c) BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NONE OF SELLER, ANY OTHER MEMBER OF THE SELLER GROUP OR ANY OTHER PERSON HAS MADE, AND BUYER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE PURCHASED INTEREST OR THE SLC PIPELINE, AND BUYER FURTHER AGREES THAT NONE OF SELLER, ANY OTHER MEMBER OF THE SELLER GROUP OR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY SUCH INFORMATION AND ANY INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO BUYER IN ANY FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ASSIGNMENT;

(d) NEITHER SELLER NOR BUYER SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, LOST PROFITS OR INDIRECT LOSSES OR DAMAGES AS A RESULT OF THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, OR ITS ACTS OR OMISSIONS RELATED TO THIS AGREEMENT OR THE ASSIGNMENT, WHETHER OR NOT ARISING FROM SOLE, JOINT OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OR OTHERWISE; HOWEVER, THE PRECEDING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE EXTENT SUCH DAMAGES ARE AWARDED TO A THIRD PARTY IN A THIRD PARTY PROCEEDING FOR WHICH SELLER OR BUYER HAS AN OBLIGATION OF INDEMNIFICATION TO ANY OTHER PARTY UNDER THIS AGREEMENT; AND

(e) BUYER EXPRESSLY ACKNOWLEDGES (I) THE DISCLAIMERS OF SELLER AND THE OTHER MEMBERS OF THE SELLER GROUP, INCLUDING THOSE SET FORTH IN CLAUSES (a), (b), (c) AND (d) OF THIS SECTION, AND (II) THAT THERE ARE UNCERTAINTIES INHERENT IN ANY ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS PROVIDED BY SELLER AND OTHER MEMBERS OF THE SELLER GROUP TO BUYER THAT BUYER IS AWARE OF AND FAMILIAR WITH SUCH UNCERTAINTIES AND THAT BUYER TAKES FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ANY SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ACCORDINGLY, NEITHER SELLER NOR ANY OTHER MEMBER OF THE SELLER GROUP MAKES, AND BUYER HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS). BUYER ACKNOWLEDGES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO MAKE WHATEVER INVESTIGATION IT HAS DEEMED NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT.

7. CONFIDENTIALITY.

(a) Buyer’s Confidentiality Obligations. Buyer agrees that, for a period of five (5) years from and after the Closing Date, Buyer shall, and shall cause its Affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives (“Representatives”) to, keep the Seller Confidential Information confidential following the Closing Date. The provisions of this Section shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Buyer of its obligations under this Agreement. Furthermore, notwithstanding the foregoing, Buyer may disclose the Seller Confidential Information to any of its Affiliates, provided such Affiliate shall be required to comply with the terms of this Section 7(a) and Buyer shall be liable for any breach by its Affiliates of this Section 7(a). Buyer and its Representatives may also disclose the Seller Confidential Information in connection with any action or proceedings relating to any dispute arising under this Agreement, provided that a protective order or confidentiality agreement is sought in advance to prevent any further dissemination and disclosure of such Seller Confidential Information disclosed.

(b) Seller’s Confidentiality Obligations. Seller agrees that, for a period of five (5) years from and after the Closing Date, Seller shall, and shall cause its Representatives to, keep all confidential and proprietary information relating solely to SLC (“SLC Information”) confidential following the Closing Date. The provisions of this Section shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Seller of its obligations under this Section. Furthermore, notwithstanding the foregoing, Seller may disclose the SLC Information to any of its Affiliates, provided such Affiliate shall be required to comply with the terms of this Section and Seller shall be liable for any breach by its Affiliates of this Section 7(b). Seller and its Representatives may also disclose the SLC Information in connection with any action or proceedings relating to any dispute arising under this Agreement, provided that a protective order or confidentiality agreement is sought in advance to prevent any further dissemination and disclosure of such SLC Information disclosed.

(c) Notwithstanding the foregoing, nothing in this Agreement will prevent any individual from: (i) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the Securities and Exchange Commission or any other governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an individual from any governmental authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any governmental authority relating to a possible violation of law, including providing documents or other Seller Confidential Information or SLC Information, as applicable, to governmental authorities; or (iv) receiving an award for information provided to the Securities and Exchange Commission or another governmental authority; provided, however, that if either Party or its Representatives receives a request or is legally compelled, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process or otherwise pursuant to applicable law, rule or regulation, including the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, to disclose any SLC Information, such Party shall provide the other Party with prompt written notice of each such request (to the extent permitted by applicable law or regulation) so that the other Party may seek an appropriate protective order, at its sole cost and expense. Further, (A) no individual shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; and (B) no individual will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

8. OBLIGATIONS OF THE PARTIES.

(a) Covenants of Seller. Seller hereby covenants and agrees that:

(i) Conduct of Business Prior to Closing.

(1) Except as otherwise set forth in Section 8(a)(i)(2) and Section 8(a)(i)(3), from and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement), Seller shall, to the extent permitted by the LLC Agreement and the Operating Agreement, cause SLC and Operator to use Commercially Reasonable Efforts to (1) maintain and preserve intact the business of SLC and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the business and assets of SLC, and (2) operate the SLC Pipeline, in each case, in the Ordinary Course of Business and in accordance with the LLC Agreement and the Operating Agreement.

(2) Prior to the Closing Date, (A) Seller will cause SLC to form a wholly-owned subsidiary of SLC (“SLC Subsidiary”), which shall be a limited liability company organized under the laws of the State of Delaware, (B) Seller will sell to SLC Subsidiary, and SLC Subsidiary will purchase from Seller and assume all liabilities directly related to, all of Seller’s right, title and interest in and to those assets identified on Schedule 8(a)(i)(2) of the Disclosure Schedules (the “Inactive Lines”) in consideration for a total purchase price of Five Hundred Dollars ($500.00), and (C) Seller shall assign, or cause to be assigned, to SLC Subsidiary, and SLC Subsidiary shall assume all liabilities directly related to, all of Seller’s right, title and interest in and to Easements underlying the Inactive Lines (the “Inactive Line Easements,” and together with the Inactive Lines, the “Subsidiary Assets”). Prior to the Closing, Seller shall not permit SLC Subsidiary, and shall cause SLC Subsidiary not, to engage in any business or conduct any activity other than the acquisition and holding of the Subsidiary Assets as contemplated by this Section 8(a)(i)(2). For the avoidance of doubt, the transactions contemplated by this Section 8(a)(i)(2) shall have no impact on the Base Purchase Price, or the adjustment thereof. Buyer, as a member of SLC as of the date of this Agreement, hereby consents to the formation of SLC Subsidiary and the acquisition of the Subsidiary Assets by SLC Subsidiary. The Parties agree that, notwithstanding anything to the contrary in the LLC Agreement, the transactions contemplated by this Section 8(a)(i)(2) have been duly authorized by all of the members of SLC and that no further approval of such transactions are required by the members or board of SLC pursuant to the LLC Agreement.

(3) Prior to the Closing Date, Seller will sell to SLC, and SLC will purchase from Seller and assume all liabilities directly related to, all of Seller’s right, title and interest in and to those assets identified on Schedule 8(a)(i)(3) of the Disclosure Schedules (the “Additional Assets”) in consideration for a total purchase price of Five Hundred Dollars ($500.00). For the avoidance of doubt, the transactions contemplated by this Section 8(a)(i)(3) shall have no impact on the Base Purchase Price, or the adjustment thereof. Buyer, as a member of SLC as of the date of this Agreement, hereby consents to the acquisition of the Additional Assets by SLC. The Parties agree that, notwithstanding anything to the contrary in the LLC Agreement, the transactions contemplated by this Section 8(a)(i)(3) have been duly authorized by all of the members of SLC and that no further approval of such transactions are required by the members or board of SLC pursuant to the LLC Agreement.

(ii) Delivery of Books and Records. As soon as reasonably practicable following the Closing Date (but in any event within sixty (60) days after the Closing Date), Seller shall deliver all books and records of SLC to Buyer, including all operating and technical data and specifications. Seller is not obligated to create any books and records for Buyer or to provide them in a form or format other than the form or format in which they exist as of the date hereof or to provide them to Buyer in any sequence or priority except as otherwise expressly provided herein. Books and records will be provided to Buyer in the formats and on media used by Seller in the Ordinary Course of Business, or native to the system in which such data or information resides. If Buyer reasonably requests any books and records in a specific format or report form, and Seller agrees, in its discretion, Buyer will be responsible for all reasonable costs incurred by Seller to provide such books and records in such requested format or report form to Buyer at Buyer’s reasonable cost and expense.

(iii) Non-Solicitation of Employees. For a period of two (2) years following the Closing Date, Seller will not, and will cause all of its Affiliates and their respective officers, directors, employees and representatives not to, directly or indirectly, hire, retain, employ or solicit to employ any of the Available Employees who become employees of Buyer or its Affiliates; provided, however, that this provision shall not apply to (a) general solicitations of employment not specifically directed towards employees of the Buyer and its Affiliates or (b) any such individual whose employment relationship is terminated by Buyer or any of its Affiliates following the Closing.

(b) Covenants of Buyer. Buyer hereby covenants and agrees with Seller that:

(i) Removal of Seller’s Marks. As soon as reasonably practicable following the Closing (but in any event within ninety (90) days after the Closing Date), Buyer shall (A) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller and Seller’s Affiliates located on or appurtenant to any portion of the SLC Pipeline, including signs, billboards and advertisements or other media located at offices and facilities related to the SLC Pipeline; and (B) return to Seller or, at Buyer’s option, destroy (and certify such destruction to Seller upon request) all items and materials, including stationery, letterhead and purchase orders, located at any of properties of SLC containing the above described marks. In addition, promptly following the Closing (but in any event by the date that is ninety (90) days after the Closing Date), Buyer shall replace all signs located along the SLC Pipeline, including at river crossings that identify Seller, pipelines of Seller or any Affiliate of Seller as the owner and/or operator thereof.

(ii) Records. For a period of five (5) years following the Closing Date, Buyer shall use Commercially Reasonable Efforts to provide to Seller and Seller’s Affiliates (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to make copies of any books, records or accounts relating to SLC through and including the Closing Date at Seller’s expense. Seller agrees to consult with Buyer in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such visits so that these actions shall not unreasonably interfere with the normal operation of the SLC Pipeline. Buyer shall not destroy or dispose of any such books, records and accounts for a period of at least five (5) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to Seller such books, records and accounts which Buyer may intend to destroy or dispose of.

(c) Mutual Covenants. Seller hereby covenants and agrees with Buyer and Buyer hereby covenants and agrees with Seller that:

(i) HSR Matters.

(1) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, and except as contemplated by this Agreement, the Parties shall take, or cause to be taken, Commercially Reasonable Efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated by this Agreement as promptly as reasonably practicable, including the preparation and filing of all forms, registrations and notices required pursuant to applicable law to be filed to consummate the transaction contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, permits, qualifications, exemptions, waiting period expirations or terminations or waivers by any third party or governmental authority as soon as reasonably practicable but in no event later than the Outside Date. In furtherance of the foregoing, the Parties agree (A) that as promptly as reasonably practicable following the execution of this Agreement, but in no event later than thirty (30)

calendar days after the date of this Agreement, shall make all filings as required by the HSR Act; and (B) to comply at the earliest practical date with any request for information, whether voluntary or compelled, from a governmental authority in respect of the HSR Act filing or related proceeding. Each Party shall promptly inform the other Party hereto of any communication (oral or written) to with or from a governmental authority, and provide copies of any written communication to, with or from, any governmental authority regarding any such filings (excluding documents and communications which are subject to preexisting confidentiality agreements or the attorney-client privilege or work product doctrine or which refer to valuation of the Purchased Interests). No Party shall independently initiate or participate in any meeting or discussion, either in person, writing or by telephone, with any governmental authority in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of the meeting or discussion and, unless prohibited by such governmental authority, the opportunity to attend and participate, provided that either Party may participate in a non-material, non-substantive communication initiated by a governmental authority and promptly notify the other Party of such communication. The Parties shall consult and cooperate with one another and jointly determine any strategies or tactics in connection with obtaining the expiration or termination of all applicable waiting periods under the HSR Act, including all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law. Neither Party shall be obligated to share any information that contains attorney client information or work product absent the entry of a mutually agreeable joint defense agreement.

(2) Buyer and Seller shall use their respective Commercially Reasonable Efforts to avoid each and every impediment under the HSR Act and to resolve any objection or assertion by any governmental authority or to resolve an action or proceeding by any governmental authority or other person, whether by judicial or administrative action, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or the performance of obligations hereunder under the Antitrust Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the Outside Date). Buyer shall be responsible for and shall pay all of its fees, expenses and costs in complying with this Section 8(c)(i) and reimburse Seller for the HSR Expenses as provided in Section 2(c) or Section 10(b).

(3) Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be required to place any restrictions on, or accept any condition, undertake any obligation, or take or refrain from taking any other action that would apply to or affect, Buyer’s or Buyer’s Affiliates or Seller’s or Seller’s Affiliates pre-existing or future business or assets, and neither Buyer and its Affiliates nor Seller and its Affiliates shall be required to dispose of any assets as a condition to the granting of any order or authorization of consent necessary for authorizing the consummation of the transactions contemplated by this Agreement or the instruments, documents and agreements referred to herein or executed in connection with transactions contemplated hereby (including the Assignment), or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action. For avoidance of doubt, nothing provided herein shall amend, modify or limit a Party’s right to terminate this Agreement pursuant to Section 10(a)(v).

(ii) Litigation Assistance. After the Closing Date and until the fifth anniversary (5th) thereof, each Party to this Agreement shall use Commercially Reasonable Efforts to provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any governmental authority relating to Taxes, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and proceedings or liabilities related to SLC; provided that nothing herein shall require the assisting Party to create, recreate, generate or obtain, in connection with rendering such assistance, any records, analyses or other documents not then in the possession or control of such assisting Party. The requesting Party shall reimburse the assisting Party for the reasonable out-of-pocket costs incurred by the assisting Party.

(iii) Amendment of the Disclosure Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing obligation until Closing to add, supplement, or amend the Disclosure Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing on the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. For all purposes of this Agreement, including for purposes of determining indemnification in Article 11 and whether the conditions set forth in Sections 9(b)(i) and 9(b)(ii) have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto, and such information shall not cure any breach of the applicable representation and warranty of Seller or SLC contained in this Agreement.

(iv) Casualty Loss. If, prior to Closing, any portion of the SLC Pipeline is condemned or taken by eminent domain, or is damaged or destroyed by fire, explosion, accident, act of the public enemy, act of God, flood, blowout or other casualty (“Casualty Loss”), Seller shall notify Buyer in writing promptly after Seller learns of such event. If such Casualty Loss is mutually determined by the Parties in good faith to be less than 10% of the Base Purchase Price, the Closing shall not be affected, and such Casualty Loss shall be addressed in accordance with the LLC Agreement. If any Casualty Loss equals or exceeds 10% of the Buyer Purchase Price, both Buyer and Seller shall have the right to terminate this Agreement pursuant to Section 10(a)(vi).

(v) Pre-Closing Communication. Buyer and Seller agree to exchange within two (2) business days following the date of this Agreement a list of employees of Buyer and Seller or their Affiliates who shall be the principal contacts for transition matters. Except for communications between Buyer and any employees of Seller or any of its Affiliates that are made in the ordinary course of business and do not pertain to the subject matter of this Agreement, from and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement), Buyer shall not directly contact or communicate with any employees of Seller or any of its Affiliates (except any employees of Seller or its Affiliates who are identified as principal contacts for transition purposes as provided above) or any customers of, distributors of or suppliers to the SLC Pipeline, in each case, without Seller’s prior written consent.

(vi) Assignment to SLC and SLC Subsidiary.

(1) Following the date of this Agreement, Seller shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such conveyances, notices and assumptions and such other instruments, and shall take such further actions, all as shall be reasonably acceptable to Buyer and as may be reasonably necessary or appropriate to convey and to assure to (a) SLC and its successors and assigns, all of Seller’s right, title and interest in and to the Additional Assets and (b) SLC Subsidiary and its successors or assigns, all of Seller’s right, title and interest in and to the Subsidiary Assets.

(2) If the assignment of any Additional Asset or the Subsidiary Asset contemplated in Section 8(c)(vi)(1) requires the consent of a Person (including any governmental authority) that is not an Affiliate of Seller or any Additional Asset or Subsidiary Asset is cancellable by such Person in the event of an assignment (each such Additional Asset requiring consent or cancellable in the event of an assignment, a “Restricted Additional Asset”, and each such Subsidiary Asset requiring consent or cancellable in the event of an assignment, a “Restricted Subsidiary Asset”), then Seller shall, and shall cause SLC, SLC Subsidiary and Operator to, prior to Closing use Commercially Reasonable Efforts to obtain the consent of such Person to such assignment on terms that are reasonably satisfactory to Buyer. All costs and expenses related to obtaining any consents in connection with the Restricted Additional Assets and Restricted Subsidiary Assets, whether such consents are obtained prior to or after the Closing, shall be borne 75% by Seller and 25% by Buyer.

(3) To the extent permitted by applicable law and the terms of the Restricted Additional Assets and Restricted Subsidiary Assets, in the event consent to the assignment thereof has not been obtained prior to the Closing, then Seller shall continue to use Commercially Reasonable Efforts to seek such consent for a period of six (6) months after the Closing Date (and thereafter, Seller shall cooperate with SLC in obtaining such consents), and, until such time as such consent shall have been obtained, such Restricted Additional Assets or Restricted Subsidiary Assets shall be held, as of and from the Closing, by Seller or the applicable Affiliate of Seller in trust for SLC (in the case of Restricted Additional Assets) or SLC Subsidiary (in the case of Restricted Subsidiary Assets) and the covenants and obligations thereunder shall be performed by Seller (or the applicable Affiliate of Seller) in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for SLC’s or SLC Subsidiary’s account, as applicable; provided, that SLC (in the case of Restricted Additional Assets) or SLC Subsidiary (in the case of Restricted Subsidiary Assets) shall bear all costs and expenses related to the Restricted Subsidiary Assets or Restricted Subsidiary Assets, as applicable, from and after the Closing Date.

(vii) Available Employees.

(1) Schedule 8(c)(vii)(1) of the Disclosure Schedules contain a true and correct list of all individuals, by position, who are devoted primarily to providing services to SLC or Frontier Aspen LLC, a Delaware limited liability company (each such individual, an “Available Employee”).

(2) Prior to the Closing Date, the Parties will enter into an Employee Matters Agreement, in a form that is mutually acceptable to the Parties, which will address the potential transfer of the Available Employees to Buyer or its Affiliates at the Closing, as well as related employee compensation, benefits plan and other employee-related matters pertaining to the Available Employees.

9. CONDITIONS TO THE CLOSING.

(a) Conditions to Seller’s Obligations. The obligations of Seller under this Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction or waiver by Seller, on or before the Closing Date, of each of the following conditions:

(i) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement shall be in all material respects true and correct as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time).

(ii) Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(iii) HSR Compliance. The waiting period under the HSR Act shall have expired or been terminated.

(iv) Litigation. No action or proceeding shall have been brought by any governmental authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain or make illegal the consummation of the transactions contemplated by this Agreement.

(v) Buyer’s Closing Certificate. Buyer shall have delivered to Seller a closing certificate, executed by a duly authorized officer of Buyer, attesting as to the satisfaction of the conditions set forth in Sections 9(a)(i) and 9(a)(ii).

(vi) Closing Deliverables. Buyer shall have delivered to Seller the executed documents and made the payment provided in Section 3(c).

(vii) Closing of the Frontier MIPA. The Parties are ready and able to close that certain Membership Interest Purchase Agreement between Plains Pipeline, L.P., a Texas limited partnership, and HEP Casper SLC LLC, a Delaware limited liability company, dated as of the date of this Agreement and, contemporaneously with the Closing hereunder, the closing thereunder occurs.

(b) Conditions to Buyer’s Obligations. The obligations of Buyer under this Agreement to close the transactions contemplated hereunder shall be subject to the satisfaction or waiver by Buyer, on or before the Closing Date, of each of the following conditions:

(i) Representations and Warranties True. The representations and warranties of Seller contained in this Agreement shall be in all respects true and correct as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time); provided that the condition to Closing set forth in this Section 9(b)(i) shall be deemed to be satisfied with respect to the representations and warranties of Seller (other than the Fundamental Representations) unless the effect of a failure of such a representation to be true and correct in all respects, individually or in the aggregate with all other such failures, has (or could reasonably be expected to have) a Material Adverse Effect (it being understood that, in the case of this Section 9(b)(i), for purposes of determining if such representations and warranties are true and correct, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided further, that the condition to Closing set forth in this Section 9(b)(i) shall not be deemed to be satisfied with respect to the Fundamental Representations unless (A) such Fundamental Representations (other than those Fundamental Representations in Sections 4(a)(v), 4(c)(v)(4) and 4(c)(xiv) are in all respects true and correct as of the date when made and at and as of the Closing Date as though such Fundamental Representations were made at and as of such date and (B) those Fundamental Representations in Sections 4(a)(v), 4(c)(v)(4) and 4(c)(xiv) are in all material respects true and correct as of the date when made and at and as of the Closing Date as though such Fundamental Representations were made at and as of such date.

(ii) Performance. Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(iii) Material Adverse Effect. There shall have been no Material Adverse Effect.

(iv) HSR Compliance. The waiting period under the HSR Act shall have expired or been terminated.

(v) Litigation. No action or proceeding shall have been brought by any governmental authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain or make illegal the consummation of the transactions contemplated by this Agreement.

(vi) Seller’s Closing Certificate. Seller shall have delivered to Buyer a closing certificate, executed by a duly authorized officer of Seller, attesting as to the satisfaction of the conditions set forth in Sections 9(b)(i), 9(b)(ii) and 9(b)(iii).

(vii) Closing Deliverables. Seller shall have delivered to Buyer the executed documents provided in Section 3(b).

(viii) Closing of the Frontier MIPA. The Parties are ready and able to close that certain Membership Interest Purchase Agreement between Plains Pipeline, L.P., a Texas limited partnership, and HEP Casper SLC LLC, a Delaware limited liability company, dated as of the date of this Agreement and, contemporaneously with the Closing hereunder, the closing thereunder occurs.

10. TERMINATION.

(a) Termination Rights. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(i) by written agreement of Buyer and Seller;

(ii) by Buyer, if any of the conditions set forth in Section 9(b) (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) shall have become incapable of fulfillment prior to the Outside Date, and shall not have been waived by Buyer or cured within thirty (30) days after notice from Buyer (provided, that Buyer is not then in material breach of its representations, warranties, covenants or agreements contained in this Agreement in a manner that would cause a condition to Closing to fail to be satisfied);

(iii) by Seller, if any of the conditions set forth in Section 9(a) (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) shall have become incapable of fulfillment prior to the Outside Date, and shall not have been waived by Seller or cured within thirty (30) days after notice from Seller (provided, that Seller is not then in material breach of its representations, warranties, covenants or agreements contained in this Agreement in a manner that would cause a condition to Closing to fail to be satisfied);

(iv) by either Buyer or Seller, upon notice to the other Party, if a governmental authority shall have issued an order or taken any action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement;

(v) by either Buyer or Seller, upon notice to the other Party, if the transactions contemplated by this Agreement shall not have been consummated (provided, that the Party seeking termination is not then in material breach of its representations, warranties, covenants or agreements contained in this Agreement in a manner that would cause a condition to Closing to fail to be satisfied) by, on or before the date that is 90 days after the date of this Agreement (the “Outside Date”); provided that any such election by Buyer under this Section 10(a)(v) or non-opposition thereto by Seller shall not constitute a waiver by either Party of any claim, or an admission by either Party that the other Party has not been in breach of any of its representations or covenants under this Agreement; or

(vi) by either Buyer or Seller, upon notice to the other Party, if a Casualty Loss occurs that equals or exceeds 10% of the Base Purchase Price as described in Section 8(c)(iv).

(b) Effect of Termination. Upon any termination of this Agreement, (A) within ten (10) days after the date of the termination notice, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to Seller’s HSR Expenses, and (B) Seller and Buyer shall be relieved of their respective duties and obligations arising under this Agreement on the date of such termination, and, except as provided in clause (A) above, such termination shall be without liability to Seller or Buyer or any of their respective Affiliates, or any of their respective officers or directors; provided that the provisions of this Section 10(b), Section 6(e), Section 7 and Sections 15 through 31 shall survive any such termination and shall be enforceable hereunder; and provided further that any such termination shall not relieve Seller or Buyer from any liability for intentional and material breach of this Agreement occurring prior to such termination.

11. INDEMNIFICATION.

(a) Buyer’s Indemnification. Except as otherwise provided in this Agreement and subject to the provisions of this Section 11 and Section 12, from and after the Closing Date, Buyer shall indemnify, defend, save and hold harmless Seller, the other members of the Seller Group, and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other Representatives and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses of any kind to the extent caused by, arising from or incurred in connection with:

(i) Buyer’s breach of or failure to perform any covenant or agreement requiring performance by Buyer in this Agreement or the Assignment; or

(ii) Buyer’s breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement.

(b) Seller’s Indemnification. Except as otherwise provided in this Agreement and subject to the provisions of this Section 11 and Section 12, from and after the Closing Date, Seller shall indemnify, defend, save and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other Representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses of any kind to the extent caused by, arising from or incurred in connection with:

(i) Seller’s breach of or failure to perform any covenant or agreement requiring performance by Seller in this Agreement or the Ancillary Agreements;

(ii) Seller’s breach of any representation or warranty made by Seller in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement;

(iii) except, in each case, to the extent that such Taxes were included in the final determination of Closing Net Working Capital or are covered by Section 11(b)(iv) below, any and all (A) Taxes imposed on SLC for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 12(c)); (B) Taxes for which SLC is or has been liable by reason of (1) being a member of an affiliated, combined, consolidated, unitary or aggregate group for Tax purposes at any time prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar provision under any state, local or foreign Tax law, (2) being a successor-in-interest or transferee of any other Person, in each case, as a result of an event or transaction occurring prior to the Closing Date or (3) having an express or implied obligation to indemnify any other Person under any Tax allocation agreement, Tax sharing agreement, or other similar agreement or arrangement relating to Taxes that was executed or in effect at any time prior to the Closing Date; and (C) Taxes imposed on or with respect to the Subsidiary Assets for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 12(c)); or

(iv) any amounts owed by SLC in connection with the settlement of the matter described in item 1 on Schedule 4(c)(x) of the Disclosure Schedules.

Notwithstanding the foregoing, with respect to any indemnification with respect to Losses of SLC (including with respect to any claims for indemnification for breaches of the representations and warranties set forth in Section 4(c)), in addition to the other limitations and provisions contained in this Section 11 (including Sections 11(j) and 11(k)), Seller shall only be liable for 75% of the aggregate Losses (or in the case of Section 11(b)(iv), the settlement amounts) with respect thereto.

(c) Exclusive Remedy. Except as otherwise provided in Section 17 hereof, any claim or cause of action based on, arising out of or relating in any way to any of the transactions contemplated under this Agreement (including the Assignment and the certificates delivered pursuant to Section 9(a)(v) or Section 9(b)(vi)) must be brought by the applicable party in accordance with the provisions and limitations of this Section 11, whether such claim or cause of action arises out of any contract, tort or otherwise. Except for fraud and intentional misconduct and except as otherwise provided in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, the Parties hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against each other relating to the subject matter of this Agreement and the other agreements contemplated hereby (including the Assignment) arising under or based on any law or otherwise, including such rights, claims and causes of action Buyer may have against Seller under Environmental Laws (including breaches of the representation and warranty set forth in Section 4(c)(viii)), breaches of statutory or implied warranties, nuisance or other tort actions and common law rights of contribution. Without limiting the generality of the foregoing, Buyer understands and agrees that the rights accorded under this Section 11 are the sole and exclusive remedy of Buyer against Seller or any other member of the Seller Group with respect to any matters relating to Environmental Laws, including breaches of the representation and warranty set forth in Section 4(c)(viii). Buyer hereby waives any right to seek contribution or other recovery from Seller or any other member of the Seller Group under any Environmental Laws, and Buyer hereby releases Seller and the other members of the Seller Group from any claims, demands or causes of action that Buyer has or may have in the future against Seller and/or the other members of the Seller Group under any Environmental Laws, including breaches of the representation and warranty set forth in Section 4(c)(viii), other than claims, demands or causes of action under this Section 11.

(d) Procedures Relating to Indemnification Between Buyer and Seller. Following the discovery of any facts or conditions which could reasonably be expected to give rise to a Loss or Losses for which indemnification is provided under this Agreement, the party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably possible thereafter, provide written notice to the party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses and the amount of Loss or Losses (or a reasonable, good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation) (“Indemnification Notice”); provided, however, that failure to give such Indemnification Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding the foregoing, a Buyer Indemnified Party shall not be entitled to make a claim against Seller under Section 11(b) unless and until (i) Buyer shall have provided Seller written notice of such default and (ii) Seller shall have failed to cure such default (provided that such default can be cured) within thirty (30) days after Seller’s receipt of Buyer’s notice.

(e) Procedures Relating to Indemnification for Third Party Claims.

(i) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must provide an Indemnification Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to provide an Indemnification Notice, or deliver copies of all notices and documents, on a timely manner shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided herein, the Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate. Should the Indemnifying Party so elect in writing within sixty (60) days of its receipt of an Indemnification Notice of a Third Party Claim to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof (it being understood, however, that the Indemnifying Party shall control such defense) and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided that, if (A) in the reasonable opinion of outside counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived or (B) an injunction or other equitable relief is sought against the Indemnified Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of a single counsel to the Indemnified Party, it being understood that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel for all Indemnified Parties. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to clause (iii) below, pay, compromise, defend such Third Party Claim and seek indemnification for Losses based upon, arising from or relating to such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third Party Claim, all the parties shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(iii) Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement (A) involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or would not reasonably be expected to have a material adverse effect on the Indemnified Party and (B) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim and does not involve any admission of wrongdoing by the Indemnified Party or any of its Affiliates.

(iv) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access, during normal business hours, to each other’s relevant business records and other documents and employees.

(v) This Section 11(e) shall not apply to Tax Contests, which shall be governed by the provisions of Section 12(f).

(f) Losses Net of Insurance. The amount of any and all Losses under this Section 11 and elsewhere under this Agreement shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses, net of any expenses related to the receipt of such proceeds, and Buyer shall use, and cause its Affiliates to use, commercially reasonable efforts (which the Parties agree does not require Buyer to commence any litigation or other proceeding) to seek recovery under all insurance covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Each Party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(g) Tax Treatment of Indemnity Payments . Except as otherwise required by applicable law, any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for U.S. federal and applicable state income Tax purposes.

(h) Attorneys’ Fees. In connection with any litigation arising out of this Agreement or to enforce any indemnification claim pursuant to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and costs, on appeal or otherwise.

(i) Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date, except for (i) the Fundamental Representations (other than Sections 4(b)(i) and 4(b)(ii)) and the representations and warranties set forth in Section 4(c)(x) which shall survive the Closing until the sixtieth (60th) day following the expiration of the applicable statute of limitations and (ii) the representations and warranties set forth in Sections 4(b)(i) and 4(b)(ii), which shall survive indefinitely; and, provided, further, that all representations and warranties will survive past the applicable time periods set forth in this clause (i) with respect to any indemnification claim received by an Indemnifying Party in accordance with the provisions hereof prior to the expiration of the relevant time period until the resolution of such indemnification claim. Any claim required to be made within a specified period of time, as applicable, not so timely made shall be forever barred. Each covenant and agreement of the parties contained in this Agreement or the Ancillary Agreements shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.

(j) Monetary Limitation. No Buyer Indemnified Party shall have any claim under this Agreement against Seller pursuant to Section 11(b)(ii) for any Losses unless and until the aggregate of all such Losses incurred or sustained by all Buyer Indemnified Parties exceeds Six Million Dollars ($6,000,000) and then only for the excess over Six Million Dollars ($6,000,000) (the “Threshold”); provided that Losses amounting to less than One Hundred Fifty Thousand Dollars ($150,000) (the “Mini-Basket”) in the aggregate arising out of the same occurrence or matter shall not be aggregated with other Losses for purposes of determining whether and when the Threshold has been reached. After the Threshold has been reached, Seller shall have no obligation to indemnify Buyer Indemnified Parties under this Agreement with respect to such matters for any such Losses amounting to less than the Mini-Basket in the aggregate arising out of the same occurrence or matter. Notwithstanding the preceding to the contrary, this Section 11(j) shall not be applicable with respect to Losses arising under Section 11(b)(ii) with respect to fraud or a breach of a Fundamental Representation or Section 4(c)(x) by Seller, Section 11(b)(iii) or Section 11(b)(iv).

(k) Limitation of Liability. Seller’s aggregate liability to the Buyer Indemnified Parties for indemnification pursuant to Section 11(b)(ii) (other than any claim related to any breach of a Fundamental Representation or Section 4(c)(x) by Seller, Section 11(b)(iii) or Section 11(b)(iv)) shall in no event exceed an amount equal to Twenty-Five Million Dollars ($25,000,000). Seller’s aggregate liability to the Buyer Indemnified Parties for indemnification pursuant to Section 11(b)(ii) relating to (i) any breach of a Fundamental Representation (other than Section 4(b)(i) or 4(b)(ii)) shall in no event exceed 50% of the Base Purchase Price, and (ii) any breach of the representations and warranties set forth in Section 4(b)(i), 4(b)(ii) or 4(c)(x) shall in no event exceed the Final Purchase Price. Buyer’s aggregate liability for indemnification pursuant to Section 11(a)(ii) shall in no event exceed 50% of the Final Purchase Price.

(l) Mitigation. Each Party shall use all commercially reasonable efforts to mitigate its Losses after becoming aware of such Losses.

12. TAX MATTERS.

(a) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes, and any conveyance fees, recording charges and other similar fees and charges, incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Buyer. Any Tax Returns that must be filed in connection with any such Transfer Taxes shall be prepared and filed when due by the Party that is primarily or customarily responsible under the applicable law for filing such Tax Returns.

Such Party will use its commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) days prior to the due date (taking into account any valid extensions) for filing such Tax Returns, and such Tax Returns shall not be filed without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller agree to use commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes.

(b) Tax Returns.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed (i) the final U.S. federal income and state income Tax Returns of SLC (and related Schedules K-1) required to be filed for the Tax period ending on the Closing Date, (ii) the U.S. federal income and state income Tax Returns of SLC (and related Schedules K-1) for the Tax period ending on December 31, 2016, and (iii) any Tax Returns (other than the Tax Returns described in clause (i) or (ii) above) of SLC for income, franchise and similar Taxes that are imposed on a “flow-through” basis and required to be filed after the Closing Date for taxable periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable law. Reasonably in advance of the due date for filing of any such Tax Return, Seller shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment. Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy thereof to Seller.

(ii) Seller shall prepare or cause to be prepared all Tax Returns (other than the Tax Returns set forth in Section 12(b)(i)) of SLC required to be filed after the Closing Date for all Tax periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable law. Reasonably in advance of the due date for filing any such Tax Return, Seller shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment. Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy thereof to Seller.

(iii) Buyer shall prepare or cause to be prepared all Tax Returns of SLC for all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable law. Reasonably in advance of the due date for filing any such Tax Return, Buyer shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Buyer will cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy thereof to Seller.

(c) Allocation of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be determined as follows:

(i) in the case of any real property, personal property, ad valorem and similar Taxes with respect to the assets or capital of SLC (“Property Taxes”), the amount of such Property Taxes attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and

(ii) in the case of any Taxes that are based on income, sales, revenue or similar items, or other Taxes that are not Property Taxes, the amount of any such Taxes that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date.

(d) Refunds and Carrybacks. Seventy-five percent (75%) of the amount of any refund (whether in cash or the use of an overpayment as a credit against or offset to any Tax) of Taxes of SLC attributable to any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 12(c)) that is received by Buyer, any of its Affiliates or SLC after the Closing shall be for the account of Seller, except to the extent that any such refund (i) is included in the calculation of the Closing Net Working Capital, (ii) results from the carryback of any net operating loss, credit or other Tax attribute of Buyer, any of its Affiliates or SLC from any taxable period (or portion of a taxable period) beginning after the Closing Date or (iii) is attributable to any members of SLC other than Seller and its predecessors. Such amount of any such refund (including any interest thereon, net of any reasonable out of pocket expenses paid to third parties in connection with obtaining such refund) shall be paid by Buyer to Seller within ten (10) days after any such refund is received. The receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

(e) Cooperation and Exchange of Information.

(i) Buyer and Seller agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on either Party (or its Affiliates), including with respect to the transactions contemplated hereby.

(ii) Buyer and Seller shall, and shall cause each of its Affiliates to, provide the other Party with such cooperation and information as the other Party may reasonably request in connection with the filing of any Tax Return of or with respect to SLC or in connection with any audit or other proceeding in respect of Taxes of or with respect to SLC. Such cooperation and information shall include providing copies of all relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any governmental authority and records concerning the ownership and tax basis of property. Buyer and Seller shall, and shall cause each of its Affiliates to, make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(f) Tax Contests. Seller shall have the right to control and defend any audit, review, examination, assessment or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes of or with respect to SLC (including any administrative or judicial review of any claim for refund) for which Seller may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”); provided, however, that, with respect to any Tax items in such Tax Contest the resolution of which would reasonably be expected to adversely affect Buyer or SLC with respect to any taxable period beginning after the Closing Date, (i) Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of such Tax items in such Tax Contest, and (ii) Seller will not settle or consent to the entry of any order, ruling, decision or other similar determination or finding with respect to such Tax items in such Tax Contest without the prior written consent of Buyer (which consent shall not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the matter described in item 1 on Schedule 4(c)(x) of the Disclosure Schedules shall be considered a Tax Contest.

(g) No Tax Classification Election. Neither Seller nor Buyer shall, and following the Closing Buyer shall not cause or permit SLC or SLC Subsidiary to, file or make an election to have SLC or SLC Subsidiary classified as an association taxable as a corporation for U.S. federal income tax purposes (or state, local or foreign income Tax purposes where applicable) at the time of, or for any period prior to, the Closing.

(h) Amended Tax Returns. No amended Tax Return with respect to a Pre-Closing Tax Period shall be filed by or on behalf of SLC without the prior written consent of Seller.

(i) U.S. Federal Income Tax Treatment. For U.S. federal income Tax purposes, the Parties agree to treat Buyer’s acquisition of the Purchased Interest pursuant to this Agreement in a manner consistent with the holding in Situation 1 of Revenue Ruling 99-6, 1999-1 C.B. 432.

(j) Conflict. In the event of a conflict between any provision of this Section 12 and any other provision in this Agreement, the provisions of this Section 12 shall control.

13. FURTHER ASSURANCES. From time to time, as and when reasonably requested by a Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, which documents, instruments or actions are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement.

14. PARENT GUARANTEES. Simultaneously with the execution and delivery of this Agreement, (a) Buyer will cause a parent entity reasonably acceptable to Seller to execute and deliver to Seller an unconditional guaranty of Buyer’s obligations to Seller, substantially in the form of Exhibit B to this Agreement (the “Buyer Parent Guarantee”), and (b) Seller will cause a parent entity reasonably acceptable to Buyer to execute and deliver to Seller an unconditional guaranty of Seller’s obligations to Buyer, substantially in the form of Exhibit C to this Agreement (the “Seller Parent Guarantee”).

15. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by facsimile (or, in the case of notices to Buyer, by electronic mail) or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile (or, in the case of notices to Buyer, by electronic mail), or, if mailed, five (5) days after mailing or one (1) business day after being sent by express mail or overnight courier service, as follows:

if to Seller:

Rocky Mountains Pipeline System LLC

333 Clay Street, Suite 1600

Houston, Texas 77002

Attn: Jeremy Goebel, Senior Vice President

Fax No.: 713-646-4378

with a copy to:

Plains Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Attn: Richard McGee, Executive Vice President & General Counsel

Fax No.: 713-646-4313

if to Buyer:

HEP SLC, LLC

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attn: President

Email: president-HEP@hollyenergy.com

with a copy to:

HEP SLC, LLC

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Attn: General Counsel

Email: general.counsel@hollyenergy.com

Either Party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner provided in this Section 15.

16. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. This Agreement and the obligations of the Parties hereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Texas, without regard to rules on choice of law. Any action to enforce the terms of this Agreement shall be properly venued in, and shall be brought in, the federal or state courts located in Harris County in the State of Texas on a non-exclusive basis. Each Party agrees that it shall submit to the jurisdiction of such courts for purposes of actions to enforce the terms of this Agreement. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE ASSIGNMENT).

17. SPECIFIC PERFORMANCE. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 16), in addition to any other remedy to which it may be entitled under this Agreement.

18. PUBLICITY. Buyer and Seller agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by either Party without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer and Seller agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or rules of any applicable securities exchange or for financial reporting purposes and except that the Parties may disclose such terms to their respective (and in the case of Seller, the Seller Group’s) Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

19. ENTIRE AGREEMENT. This Agreement, the attached Exhibits and Schedules and the agreements executed simultaneously herewith (including the Assignment, the Buyer Parent Guarantee and the Seller Parent Guarantee), set forth the entire agreement and understanding of the Parties in respect to the transactions contemplated hereby and thereby and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof.

20. ASSIGNMENT. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by Seller or Buyer (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Seller or Buyer) without the prior written consent of the other Party and any purported assignment without such consent shall be void and without effect; provided, however, that Seller and Buyer may (a) assign any and all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder; provided, further, that Seller and Buyer shall remain responsible for the performance of all of its respective obligations hereunder.

21. AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of either Party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

22. EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, due diligence, accounting and investment banking fees and expenses, shall be paid by the Party incurring such costs or expenses.

23. HEADINGS. The Section headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

24. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts (including by means of facsimile or .pdf signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

25. INTERPRETATION. Unless the context requires otherwise:

(a) the singular shall include the plural, the plural shall include the singular and any gender shall include all other genders, all as the meaning and the context of the Agreement shall require;

(b) references to Sections refer to sections of this Agreement;

(c) references to Schedules and Exhibits are to schedules and exhibits attached to this Agreement;

(d) the words “including,” “include,” “includes” and all variants thereof mean “including, without limitation;”

(e) all references to “Dollars” and “dollars” in this Agreement are to United States dollars;

(f) the words “shall” and “will” are used interchangeably and have the same meaning;

(g) the words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular Section in which such words appear;

(h) if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified;

(j) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(k) for purposes of this Agreement, SLC shall not be deemed to be an Affiliate of Seller or any other member of the Seller Group;

(l) the term “cost” includes expense, and the term “expense” includes cost; and

(m) all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question unless otherwise specified.

26. SCHEDULES. Matters listed once on the Disclosure Schedules shall be deemed disclosed with reference to all sections of the Disclosure Schedules and all of Seller’s representations and warranties in this Agreement to which such disclosure is relevant as and to the extent that the relevance of such matter to such other section is reasonably apparent on the face of such disclosure. The listing (or inclusion of a copy) of a document or other item in the Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made in this Agreement if the nature and relevance of such exception is reasonably apparent from the listing (or inclusion of a copy) of such document. The inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to SLC, the Purchased Interest, the SLC Pipeline or Seller. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required to be reflected in such Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

27. REPRESENTATION BY COUNSEL; INTERPRETATION. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

28. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

29. NO THIRD PARTY BENEFICIARIES. Except as provided with respect to indemnification as set forth in Section 11, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, successors and permitted assigns.

30. QUALIFICATION. Notwithstanding any provision herein to the contrary, neither Seller nor any other member of the Seller Group makes any representation or warranty of any kind or nature, express or implied, at law or in equity, with respect to SLC’s authorization, power and authority to conduct business and good standing under the laws of any jurisdiction where such qualification is required, other than the representation set forth in Section 4(c)(i).

31. CERTAIN TAX-RELATED DISCLOSURES. Notwithstanding anything herein to the contrary, Buyer and Seller (and each Affiliate and Person acting on behalf of any such Party) agree that each Party (and each Representative of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information, including (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction) or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction. For purposes of this Section 31, the terms “tax treatment” and “tax structure” shall have the meanings ascribed to such terms in Treasury Regulations section 1.6011-4(c).

*         *         *         *

IN WITNESS WHEREOF, the Parties have duly executed this instrument as of the day and year first above written.

HEP SLC, LLC

By:	/s/ George J. Damiris
Name: George J. Damiris
Title: Chief Executive Officer and President

ROCKY MOUNTAIN PIPELINE SYSTEM LLC

By:	/s/ Willie Chiang
Name: Willie Chiang
Title Executive Vice President and COO (US)

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means the GAAP-compliant accounting principles and policies used by the Operator in the preparation of SLC’s financial statements, applied on a basis consistent with Operator’s past practice.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Assignment, Termination Agreement, Transition Services Agreement, the Buyer Parent Guarantee, the Seller Parent Guarantee and all other documents and instruments executed in connection herewith.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition law and all other national, federal, state, foreign or multinational laws, statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other law, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition, or abusing or maintaining a dominant position.

“Benefit Plan” means (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the laws of a jurisdiction outside the United States of America, in each case, that is sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions, or with respect to which such Person has, or may have, any liabilities, providing for employee benefits or for the deferred or noncash remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, salary continuation, sick pay, unemployment benefits or legal benefit, (d) each deferred compensation, bonus, incentive compensation, supplemental retirement plan, stock purchase, stock option and other equity compensation plan and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Closing Net Working Capital” means the difference (whether a positive or negative number) between (a) the current assets of SLC as of the Closing Date and (b) the current liabilities of SLC as of the Closing Date, in each case as calculated in accordance with the Accounting Principles and excluding any deferred Tax assets or liabilities. A sample calculation of Closing Net Working Capital is attached hereto as Exhibit D.

“Code” means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Commercially Reasonable Efforts” shall mean efforts which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement; provided that, neither Party shall have any obligation to (i) sell, divest, hold separate or otherwise convey (or agree to convey) any particular assets or categories of assets or business of such Party (or any of its Affiliates) or (ii) otherwise take or commit to take actions that after the receipt of such approval would limit the freedom of action of such Party (or any of its Affiliates) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Easements” shall mean all easements, rights-of-way, servitudes, property use agreements, real property licenses and similar non-possessory real property interests in favor of SLC pursuant to which SLC has the right to construct, operate and maintain all or any portion of the SLC Pipeline on, under, over, across and through lands owned or leased by other Persons.

“Environmental Laws” means any and all past or present local, state and federal laws, principles of common law, statutes, ordinances, regulations, rules, orders, permits, standards or requirements (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder), together with all related amendments and implementing regulations and all common law, pertaining to or regulating pollution, environmental protection, health and safety of persons, pipeline safety, natural resource damages, sanitation, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, emission, discharge, remediation, removal, disposal or transport or any other activity related to a hazardous substance or any other environmental matter, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et. seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et. seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et. seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 3009(f) et. seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et. seq.; and the Hazardous Liquid Pipeline Safety Act, as amended, 49 U.S.C. Section 60101 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Representations” means the representations and warranties set forth in Sections 4(a)(ii), 4(a)(v), 4(b), 4(c)(ii), 4(c)(v)(4) and 4(c)(xiv).

“GAAP” means generally accepted accounting principles in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.

“HSR Expenses” means (i) Seller’s documented filing fee in connection with Seller’s filing under the HSR Act, and (ii) any reasonable third party costs, fees or expenses first incurred by Seller in connection with its activities under Section 8(c)(i) from and after the date of this Agreement up to an aggregate amount equal to $1,000,000. Seller agrees to provide Buyer with all reasonable supporting documentation for such HSR Expenses.

“Independent Accounting Firm” means Deloitte LLP or, if such accounting firm is unable or unwilling to serve, then, within five (5) business days, Buyer and Seller shall each select an independent accounting firm, and the two independent accounting firms shall select a third independent accounting firm of recognized national standing to serve as the Independent Accounting Firm.

“Indebtedness” means (a) the principal and accrued interest, prepayment penalties, fees or premium (if any) of any indebtedness for borrowed money under a bank credit agreement, credit facility borrowings or term loans for which SLC is liable, whether or not evidenced by a promissory note, bonds, debentures or similar instruments; (b) all obligations of SLC as lessee or lessees under leases that have been recorded by SLC as capital leases in accordance with GAAP; (c) all obligations of SLC issued or assumed as the deferred purchase price of property, all conditional sale obligations of SLC and all obligations of SLC under any title retention agreement (excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business, but including the current liability portion of any indebtedness for borrowed money); (d) all obligations of SLC for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of SLC under interest rate or currency swap transactions (valued at the termination value thereof); (f) all obligations of the type referred to in clauses (a) through (e) of SLC for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on any property or asset of SLC (whether or not such obligation is assumed by SLC).

“Knowledge” means (a) with respect to Seller, the actual knowledge of Allen Shafer, Director Western Region Operations, Doug Kennedy, Senior Director of Project Development and Remediation, Patrick Rielly, Supervisor Land Records, Brad Wright, Director of Mergers, Acquisitions and Business Development, or Pam Thayer, Director of Land, Contracts and Right of Way Records, and (b) with respect to Buyer, the actual knowledge of Mark Cunningham.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of SLC Pipeline LLC dated as of March 2, 2009, as amended from time to time.

“Losses” means, subject to Section 6(d) and Section 11(f), any and all damages, losses, claims, charges, penalties, amounts paid in settlement, fees, costs and expenses (including court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means a material adverse effect on the business, results of operations or condition (financial or otherwise) of SLC, other than effects resulting from: (i) general economic conditions in any of the markets or geographical areas in which SLC operates; (ii) changes in economic conditions or the financial, banking, currency or capital markets in general; (iii) other conditions generally affecting any of the industries in which SLC operates, including conditions affecting the crude oil gathering, transportation and storage industries in general (including changes to commodity prices or the supply or demand therefor); (iv) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in law or in GAAP or interpretations thereof; (vi) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has expressly consented; or (vii) the announcement or pendency of the transactions contemplated by this Agreement, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of SLC; provided, however, that clauses (i) through (iii) shall not apply to the extent that any such condition disproportionately impacts SLC as compared to other participants principally engaged in such industries; provided, further, that “Material Adverse Effect” shall not include any Casualty Loss that is determined to be less than 10% of the Base Purchase Price as provided in Section 8(c)(iv).

“Operating Agreement” has the meaning given such term in the LLC Agreement.

“Operator” has the meaning given such term in the LLC Agreement.

“Ordinary Course of Business” shall mean, with respect to the operation by Seller or Operator of the SLC Pipeline, the operation thereof consistent with practices during the twelve-month period ending on the date hereof (including as such practices may have been changed, modified, supplemented or eliminated during such period in a manner consistent with the Operating Agreement) with respect to the operation thereof; provided that, for purposes of this Agreement, “Ordinary Course of Business” includes all reasonably necessary actions required to be taken in connection with, in contemplation of or in preparation for the Closing and any other transaction contemplated by this Agreement.

“Person” means an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental authority.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Seller Confidential Information” means all information of or relating solely to Seller or any other member of the Seller Group, other than information that: (i) relates exclusively to SLC; or (ii) is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of Section 7 by Buyer or any of its Representatives.

“Seller Consolidated Group” means any Consolidated Group of which each of (i) SLC and (ii) Seller or an Affiliate of Seller (other than SLC), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Group” means Seller and any other direct or indirect Affiliates of Seller.

“SLC Pipeline” has the meaning given such term in the LLC Agreement.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means (a) any and all federal, state, provincial, county, local or foreign taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, production, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, payroll, profits, license, lease, service, service use, gains, franchise and any other taxes imposed by any governmental authority, together with any interest, fines, penalties, assessments or additions resulting from, attributable to or incurred in connection with any of the foregoing (whether or not disputed); (b) any liability for the payment of any item described in clause (a) as a result of being a member of a Consolidated Group for any period, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local or foreign law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (d) any successor liability for the payment of any item described in clause (a), (b) or (c) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Return” means any and all returns, statements, reports, declarations and forms (including income, franchise, sales and use, excise, severance, property, gross receipts, value added, employee, payroll and withholding tax returns and information reports) of or relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.